Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:47 AM 11/09/2007 FILED 07:47 AM 11/09/2007 SBV 071207113 - 3271631 FILE

CERTIFICATE OF MERGER

of

FOUNDATION MERGER SUB, INC.

into

CERIDIAN CORPORATION

Pursuant to Section 25 l(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Ceridian Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies the following information relating to the merger (the “Merger”) of Foundation Merger Sub, Inc., a corporation organized and existing under the laws of the State of Delaware, with and into Ceridian Corporation:

FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation
Ceridian Corporation	Delaware
Foundation Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of May 30,2007, as amended as of July 30, 2007, by and among the Ceridian Corporation (a Delaware corporation), Foundation Holdings, Inc. (a Delaware corporation) and Foundation Merger Sub, Inc. (a Delaware corporation and a wholly owned subsidiary of Foundation Holdings, Inc.) (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: In accordance with the Merger Agreement, Foundation Merger Sub, Inc. shall merge with and into Ceridian Corporation. Following the merger, Ceridian Corporation shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Foundation Merger Sub, Inc. shall cease. The name of the Surviving Corporation is Ceridian Corporation.

FOURTH: The Certificate of Incorporation of the Surviving Corporation is hereby amended and restated in the form attached hereto as Exhibit A.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is Ceridian Corporation, 3311 E. Old Shakopee Road, Minneapolis, Minnesota 55425.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned, a duly authorized officer of the Surviving Corporation, on this 9th day of November, 2007.

CERIDIAN CORPORATION

By:	/s/ Gary M. Nelson
Name:	Gary M. Nelson
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERIDIAN CORPORATION

ARTICLE I

NAME

The name of the Corporation is Ceridian Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

BUSINESS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “Delaware General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred thousand (100,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

B. Reference is made to that Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 30, 2007, by and among Foundation Holdings, Inc., Foundation Merger Sub, Inc., and the Corporation. Any Common Stock issued upon the exercise of an option or other equity award issued pursuant to the Ceridian Corporation Amended Savings-Related Share Option Plan (as amended February 14, 2001) is referred to herein as “Repurchase Stock.” The Corporation shall have the right (but not the obligation) to repurchase the Repurchase Stock for a per-share purchase price of $36.00 (the per-share price paid pursuant to the Merger Agreement). Such right of repurchase may be exercised by written notice to the holder of Repurchase Stock and may be exercised at any time. No action by the holder of Repurchase Stock shall be required in connection with such repurchase, and the subject Repurchase Stock shall be deemed repurchased and no longer outstanding upon delivery of the payment of the per-share consideration and the above-referenced written notice.

ARTICLE V

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. In furtherance and not in limitation of the powers conferred on the Board of Directors by this Amended and Restated Certificate of Incorporation and by the Delaware General Corporation Law, the Board of Directors is specifically authorized to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board of Directors may determine. The Bylaws of the Corporation also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors.

B. The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, and such number shall never be less than three nor more than thirteen. Election of directors need not be by written ballot unless the Bylaws so provide.

C. A director shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

D. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled solely by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors.

E. The Board of Directors, pursuant to the Bylaws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate three or more of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and as provided for in said resolution or in the Bylaws of the Corporation, shall have and may exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

F. Both stockholders and directors shall have the power to hold their meetings either inside or outside the State of Delaware, to have one or more offices in addition to the registered office in Delaware, and to keep the books of this Corporation (subject to the provisions of the Delaware General Corporation Law) outside of the State of Delaware at such places as may be from time to time designated by them.

G. This Corporation may, in its Bylaws, confer powers additional to the foregoing upon the Board of Directors, in addition to the powers and authorities expressly conferred upon the Board of Directors by the Delaware General Corporation Law.

ARTICLE VI

LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

B. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

C. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

D. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

STOCKHOLDER MEETINGS AND ACTIONS

A. Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes may be called by either (i) the Chairman, (ii) the Board of Directors, or (iii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority, as expressly provided in a resolution of the Board of Directors, include the power to call such meetings. The ability of the stockholders to call a special meeting is hereby specifically denied.

B. The holders of shares of Common Stock shall not have cumulative voting rights.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE IX

AMENDMENT OF CERTIFICATE

Except as herein otherwise provided, this Corporation reserves the right to amend, alter, change or repeal any provision in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles V, VII and VIII of this Amended and Restated Certificate of Incorporation or this Article IX.

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